Exhibit (h)(5)

AMENDMENT TO

PRINCIPAL FINANCIAL OFFICER AGREEMENT

This Amendment, dated as of January 30, 2012 (the “Amendment”), amends the Principal Financial Officer Agreement between Citi Fund Services Ohio, Inc., an Ohio corporation (the “Service Provider”), and Mirae Asset Discovery Funds (the “Client”), dated September 27, 2010, (as amended and in effect as of the date hereof, the “Agreement”).  All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the parties wish to clarify the Funds for which Service Provider provides the Services;

NOW THEREFORE, Service Provider and the Client, in exchange for good and valuable consideration, the receipt and sufficiency of which is acknowledged by the parties, agree as follows:

1.

Amendment.

Schedule 2 of the Agreement is hereby amended by: (i) removing the following Funds that never launched: Asia Small/Mid Cap Fund, Korea Sector Leader Fund, India Sector Leader Fund, Global Sector Leader Fund and Chindia Great Consumer Fund and (ii) adding the Global Great Consumer Fund and Global Dynamic Bond Fund series of Client to the Agreement.  Thus, Schedule 2 is amended to state:

Global Emerging Markets Sector Leader Fund

Global Emerging Markets Great Consumer Fund

Asia Sector Leader Fund

Asia Great Consumer Fund

Brazil Sector Leader Fund

China Sector Leader Fund

Global Great Consumer Fund

Global Dynamic Bond Fund

2.

Representations and Warranties.

(a)  The Client represents (i) that it has full power and authority to enter into and perform this Amendment, (ii) that this Amendment, and all information relating thereto has been presented to and reviewed by the Board of Trustees of the Trust (the “Board”), and (iii)  that the Board has approved this Amendment.

(b)

Service Provider represents that it has full power and authority to enter into and perform this Amendment.

3.

Miscellaneous.

(a)

This Amendment supplements and amends the Agreement. The provisions set forth in this Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this Amendment.

(b)

Each reference to the Agreement in the Agreement (as it existed prior to this Amendment) and in every other agreement, contract or instrument to which the parties are bound, shall hereafter be construed as a reference to the Agreement as amended by this Amendment.  Except as provided in this Amendment, the provisions of the Agreement remain in full force and effect.  No amendment or modification to this Amendment shall be valid unless made in writing and executed by both parties hereto.

(c)

Paragraph headings in this Amendment are included for convenience only and are not to be used to construe or interpret this Amendment.

(d)

This Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed all as of the day and year first above written.

CITI FUND SERVICES OHIO, INC.		MIRAE ASSET DISCOVERY FUNDS

By:	/s/Bruce Treff	By:	/s/ Peter Graham

Name:	Bruce Treff	Name:	Peter Graham

Title:	VP	Title:	President